EXHIBIT 5.2

June 22, 2004

Viasystems, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Ladies and Gentlemen:

     I have acted as in-house Assistant General Counsel to Viasystems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), relating to $200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes due 2011 (the “Registered Notes”) of the Company that may be issued in exchange for a like aggregate principal amount of the issued and outstanding 10.50% Senior Subordinated Notes due 2011 (the “Outstanding Notes”) of the Company. The Company proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of Registered Notes for each $1,000 principal amount of Outstanding Notes (the “Exchange Offer”). The Registered Notes will be fully, unconditionally and jointly and severally guaranteed on an unsecured, subordinated basis (the “Guarantees”), by Viasystems Milwaukee, Inc., a Wisconsin corporation (the “Wisconsin Guarantor”), Viasystems Technologies Corp., L.L.C., a Delaware limited liability company (“Viasystems Technologies”), Viasystems International, Inc., a Delaware corporation (“Viasystems International”), Wire Harness Industries, Inc., a Delaware corporation (“Wire Harness”), and Wirekraft Industries, LLC, a Delaware limited liability company (together with the Wisconsin Guarantor, Viasystems Technologies, Viasystems International and Wire Harness, the “Guarantors”). The Registered Notes and Guarantees will be issued under an Indenture (the “Indenture”), dated as of December 17, 2003, by and among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”).

     In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the Registration Statement, the Indenture, the form of Registered

June 22, 2004

Note set forth in the Indenture and filed as an exhibit to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Wisconsin Guarantor, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Wisconsin Guarantor.

     Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Wisconsin Guarantor has the requisite corporate power and authority to enter into and perform its obligations under the Guarantees and that the Guarantees have been duly authorized by all necessary corporate action on the part of the Wisconsin Guarantor.

     The opinions expressed herein are limited to the corporate laws of the State of Wisconsin, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to me in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Daniel J. Weber
Daniel J. Weber